Exhibit 10.5

EMG Staff Executive Officer Bonus Terms for FY06 Under the

Section 162(m) Executive Officer Performance-Based Bonus Plan

Plan Objective

Sun’s EMG Staff Executive Officer Bonus Terms for FY06 under its Section 162(m) Executive Officer Performance-Based Bonus Plan (the “Plan”) are designed to compensate Executive Officers who are EMG Staff members (“EMG Staff”) for contributions to Sun during the fiscal year. The Plan provides for quarterly cash compensation based on performance against the Plan measures.

Plan Year/Performance Periods

The Plan year is Sun’s fiscal year 2006. The Performance Periods (as such term is defined in the Plan) are each of Sun’s four fiscal quarters during that fiscal year.

Eligibility

These terms apply to persons serving as members of Sun’s EMG Staff as of July 1, 2005. In order to receive a bonus payment with respect to any fiscal quarter, the participant must be serving as a member of Sun’s EMG Staff as of the last day of that fiscal quarter, except as provided below.

A participant who retires, becomes disabled, or dies during any fiscal quarter may receive a prorated bonus for the period of time during the fiscal quarter that the participant provided services to Sun. A participant who leaves Sun prior to the end of a fiscal quarter for any other reason, including but not limited to a reduction in force, voluntary resignation, or termination by Sun, will be ineligible for a bonus payment with respect to that fiscal quarter and any subsequent fiscal quarter during fiscal year 2006.

Bonus Target

The bonus targets under the Plan for members of EMG Staff range from 55% to 85% of the participant’s Eligible Wages for fiscal year 2006, as determined below (the “Bonus Target”). The Bonus Target is divided between the four fiscal quarters of fiscal year 2006 as provided in the table below (each, a “Quarterly Bonus Target”). For example, if a participant’s Bonus Target is 60%, the participant’s Bonus Target would be divided into Quarterly Bonus Targets as follows:

Fiscal Quarter	Percentage	Quarterly Bonus Target
FY06 Q1	10%	6%
FY06 Q2	25%	15%
FY06 Q3	25%	15%
FY06 Q4	40%	24%

Payouts under the Plan are capped at the lesser of 300% of the Bonus Target or $7.5 million for fiscal year 2006.

Eligible Wages

Eligible Wages with respect to any fiscal quarter in fiscal year 2006 (“Eligible Wages”) shall be determined based upon the participant’s annual base salary on the last day of such fiscal quarter (September 25, 2005 for FY06 Q1, December 25, 2005 for FY 06 Q2, March 26, 2006 for FY06 Q3, and June 30, 2006 for FY06 Q4).

EMG Staff Executive Officer Bonus Terms for FY06 Under the

Section 162(m) Executive Officer Performance-Based Bonus Plan

For example, for FY06 Q2, assuming the participant’s annual base salary on December 25, 2005 was $300,000, the participant’s Eligible Wages would be $300,000.

Eligible Wages exclude relocation allowances, expense reimbursements, tuition reimbursement, car/transportation allowances, expatriate allowances, long-term disability payments, or other commissions and bonuses paid during each quarter of FY06.

Company Performance Measures

The Plan is based on performance against the following measures:

1. FY06 Q1- quarterly Operating Income;

2. FY06 Q2 - quarterly Operating Income;

3. FY06 Q3 – quarterly Operating Income; and

4. FY06 Q4- quarterly Operating Income, annual Free Cash Flow, and annual Revenue.

For FY06 Q4, quarterly Operating Income, annual Free Cash Flow, and annual Revenue are relatively weighted as follows: 50%, 25% and 25%.

Operating Income: “Operating Income” is defined as Operating Income, calculated on a GAAP basis, adjusted to exclude the impact of the following:

•	Restructuring charges

•	In-process R & D charges

•	Intangible impairment charges

•	Stock compensation expense

•	FY06 bonus accrual

Free Cash Flow: “Free Cash Flow” is defined as Cash Flow from Operations, calculated on a GAAP basis, less expenditures on Capital and Spares, adjusted to exclude cash flow associated with:

•	Restructuring activity

•	Real estate transactions

Revenue: “Revenue” is defined as net revenue as reported in Sun’s consolidated operations analysis.

Bonus Plan Funding Percentage

Attached hereto is a schedule (the “Schedule”), which provides percentages based upon Sun’s actual performance against the Company’s goal(s) with respect to the Company Performance Measures for each quarter. The Bonus Plan Funding Percentage is determined for each fiscal quarter as follows:

1. With respect to the first three fiscal quarters: By referring to the Schedule, which provides a percentage based on Sun’s actual performance against its goal with respect to quarterly Operating Income.

EMG Staff Executive Officer Bonus Terms for FY06 Under the

Section 162(m) Executive Officer Performance-Based Bonus Plan

2. With respect to the fourth fiscal quarter: By referral to the Schedule, which provides percentages based on Sun’s actual performance against its goals with respect to quarterly Operating Income, annual Free Cash Flow and annual Revenue and then relatively weighting these percentages as described above under the heading “Company Performance Measures.”

With respect to each fiscal quarter, this percentage is referred to as the “Bonus Plan Funding Percentage”.

Bonus Calculation

The participant’s quarterly bonus payment for each fiscal quarter of fiscal year 2006 will be calculated as follows:

   Quarterly Bonus Target

x Bonus Plan Funding Percentage

x Eligible Wages

= Actual Quarterly Bonus Payment*

1	Example: In FY06 Q2, if Sun achieves 100% of its Operating Income goal, the participant’s actual quarterly bonus payment will be calculated as follows:

Quarterly Bonus Target		15%
Bonus Plan Funding Percentage	X	100%
Eligible Wages	X	$300,000
Actual Quarterly Bonus Payment for FY06 Q2*		$45,000

2	Example: In FY06 Q4, if Sun achieves 100% of its quarterly Operating Income goal, 70% of its annual Free Cash Flow goal, and 90% of its Revenue goal, the actual participant’s quarterly bonus payment will be calculated as follows:

Step One – Determine Bonus Plan Funding Percentage:

Company Actual Performance for FY06 Q4	Percentage from Schedule	Relative Weighting
Quarterly Operating Income – 100%	100%	50%
Annual Free Cash Flow – 70%	70%	25%
Annual Revenue – 90%	90%	25%
Bonus Plan Funding Percentage		90%

EMG Staff Executive Officer Bonus Terms for FY06 Under the

Section 162(m) Executive Officer Performance-Based Bonus Plan

Step Two – Determine actual quarterly bonus payment:

Quarterly Bonus Target		24%
Bonus Plan Funding Percentage	X	90%
Eligible Wages	X	$300,000
Actual Quarterly Bonus Payment for FY06 Q4*		$64,800

*	Before applicable taxes and other withholdings, if any.

Bonus Payment

In the U.S., bonus awards are taxable income, and should be paid within two and one-half months after the close of each fiscal quarter. Bonuses are paid in accordance with local payroll schedules in countries outside the U.S and subject to local and regional tax provisions.

Communication of Results

With respect to any particular fiscal quarter during fiscal year 2006, results will be communicated as soon as possible after Sun’s quarterly financial results are publicly announced.

General

This Plan is in all respects subject to the terms, definitions and provisions of Sun’s Section 162(m) Executive Officer Performance-Based Bonus Plan, which is incorporated herein by reference.